Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TRANSFORMA ACQUISITION GROUP INC.

NEW YORK, NEW YORK

We hereby consent to the use in the Transforma Acquisition Group Inc. registration statement on Amendment No. 2 to Form S-1 of our report dated as of September 11, 2006, relating to the financial statements of Transforma Acquisition Group Inc. (a development stage company), as of August 31, 2006, and for the period from July 19, 2006 (date of inception) through August 31, 2006. Our report contains an explanatory paragraph regarding uncertainties as to the ability of Transforma Acquisition Group Inc. to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in the registration statement on Amendment No. 2 to Form S-1.

BDO Seidman, LLP

New York, New York

October 31, 2006